Exhibit 3.151
AGREEMENT OF GENERAL PARTNERSHIP
OF
INTERNATIONAL BEVERAGE INVESTMENTS GP

AGREEMENT OF GENERAL PARTNERSHIP
     THIS AGREEMENT OF GENERAL PARTNERSHIP is made as of June 14, 2007, by and between Snapple Beverage Corp., a Delaware corporation (“Snapple”) and Nantucket Allserve, Inc., a Massachusetts corporation (“Nantucket”).
RECITAL
     WHEREAS, Snapple and Nantucket desire to form the Partnership as a general partnership.
     THE PARTIES AGREE AS FOLLOWS:
1. GENERAL PROVISIONS
     1.1. Definitions
          The following definitions shall for all purposes, unless otherwise clearly indicated, apply to the terms used in this Agreement:
          “Act” shall have the meaning ascribed to it in Clause 1.2.
          “Agreement” means this Agreement of General Partnership, including all amendments and modifications hereto and all schedules and exhibits to which reference is made herein.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Designated Representative” shall have the meaning ascribed to it in Clause 2.1.
          “Distribution Date” shall have the meaning ascribed to it in Clause 6.4.
          “Event of Dissolution” shall have the meaning ascribed to it in Clause 6.2.
          “Management Committee” shall have the meaning ascribed to it in Clause 2.1.
          “Mott’s GP” shall have the meaning ascribed to it in Clause 3.1.
          “Partners” means Snapple and Nantucket and any other Person admitted as a Partner pursuant to Clause 1.10, until such time as any of such Persons shall have withdrawn or been deemed to have withdrawn as a Partner in accordance with the terms hereof, and “Partner” means any of them.
          “Partnership” shall have the meaning ascribed to it in Clause 1.3.

          “Percentage Interest” means with respect to each Partner, the percentage representing that Partner’s proportionate share of the assets of the Partnership as hereinafter specified in this Agreement.
          “Person” means an individual, partnership, corporation, limited liability company, trust or other entity of whatever nature.
     1.2. Formation of the Partnership
          The Partners agree to and hereby form the Partnership as a general partnership pursuant to the provisions of the Delaware Revised Uniform Partnership Act, 8 Del. C., Sections 15-101 et seq. (as in effect from time to time, the “Act”), and this Agreement. Except as provided in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution, winding up and termination of the Partnership shall be governed by the Act.
     1.3. Name
          The name of the partnership shall be International Beverage Investments GP (the “Partnership”). The name of the Partnership may be changed by the Partners.
     1.4. Principal Place of Business
          The principal place of business of the Partnership shall be located at 900 King Street, Rye Brook, NY 10573.
     1.5. Registered Office
          The registered office of the Partnership in the State of Delaware is c/o CT Corporation System, 1209 Orange Street, Wilmington, DE 19801.
     1.6. Registered Agent
          The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware are CT Corporation System, 1209 Orange Street, Wilmington, DE 19801.
     1.7. Term
          The term of the Partnership shall commence on the date hereof and shall continue until the Partners agree to dissolve the Partnership or the Partnership is dissolved pursuant to the terms of the Act.
     1.8. Purpose
          The Partners have organized the Partnership for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Partnership may do business, including the following:
     (a) holding for investment certain stock and receivables previously held by Mott’s GP;
     (b) making such additional investments and engage in such additional activities as the Partners may approve; and
     (c) engaging in any and all activities related or incidental to the purposes set forth in clauses (a) and (b).
     1.9. Powers
          The powers of the Partners include all powers, statutory and otherwise, possessed by partners under the laws of the State of Delaware. Each Partner is an “authorized person” within the meaning of the Act.
     1.10. Addition and Withdrawal
          Except as provided in Clause 5 below:
     (a) No Person may be admitted as a Partner to the Partnership without the consent of all of the Partners; and
     (b) No Partner shall withdraw from the Partnership without the consent of the other Partners then party to this Agreement.
2.	MANAGEMENT
     2.1. Management
     (a) Subject to the provisions of the Act and any limitations in this Agreement, the Partners have, acting together or separately, complete and exclusive power to direct and control the business and affairs of the Partnership.
     (b) The Partners hereby constitute a management committee of the Partnership (the “Management Committee”) consisting of three (3) members (each, a “Designated Representative”), two (2) of which shall be designated by Snapple and one (1) of which shall be designated by Nantucket. In addition, Snapple and Nantucket may mutually appoint one or more delegates to serve in case of any such Designated Representative’s unavailability and one or more substitute delegates, each to serve in the case of such delegate’s or substitute delegate’s unavailability. Meetings of the Management Committee shall be called at the request of any Designated Representative (or its delegate or any of its substitute delegates, as applicable) upon two (2) days’ prior written notice to the other Designated Representatives (or their respective delegates or substitute delegates, as applicable). The Management Committee may only act upon the affirmative vote of at least two (2) Designated Representatives (or their respective delegates or substitute delegates, as applicable) or upon the unanimous written consent of all Designated Representatives (or their respective delegates or substitute delegates, as applicable).
     The names of the Designated Representatives are set forth on Schedule 1 attached hereto.
     (c) Without the prior approval of the Management Committee, the Partnership shall not:
     (i) create, incur or be obligated in respect of any indebtedness for money borrowed;
     (ii) make any acquisition of, or material investment in, any person, firm or corporation;
     (iii) sell, lease, transfer or otherwise dispose of (by merger, consolidation or otherwise), other than in the ordinary course of business, any significant part of the Partnership’s operations, business, properties or assets;
     (iv) guarantee, assume or become contingently liable for, either directly or indirectly, any liability of others;
     (v) bid, make a proposal for or enter into any material contract, franchise or other arrangement that would constitute an obligation of the Partnership; or
     (vi) change the fiscal year of the Partnership.
Notwithstanding the foregoing, Snapple and Nantucket may by resolution of both authorize any action by the Partnership without action or approval of the Management Committee.
     (d) The management of the Partnership, including executive and administrative responsibility for the management of the Partnership’s business, shall, to the extent authorized by the Management Committee, be vested in a Chief Executive Officer and such other officers as are designated by the Management Committee.
      2.2. Meetings
          Meetings of the Partnership shall be held at least once annually. Meetings of the Partnership shall not take place unless both a representative of Snapple and a representative of

Nantucket are present, unless a written consent in lieu of such a meeting of Partners has been executed.
     2.3. Representatives
          Any Designated Representative, delegate or substitute delegate appointed by a Partner, or any director of a Partner or any other person nominated at a board meeting of a Partner shall constitute a representative of that Partner for the purposes of Clause 2.2 above.
3.	CAPITAL CONTRIBUTIONS AND WITHDRAWALS
     3.1. Initial Contributions of Partners
          Snapple and Nantucket have agreed that the Partners will each have an initial Percentage Interest as set forth on Schedule 2 attached hereto.
          Each Partner has agreed to make a future initial capital contribution in exchange for and relative to the Percentage Interest of such Partner. Snapple’s initial contribution shall be 98.5% of Snapple’s partnership interest in Mott’s GP, a Nevada general partnership (“Mott’s GP”). Nantucket’s initial contribution shall be 1.5% of Nantucket’s partnership interest in Mott’s GP.
     3.2. No Additional Compulsory Contributions
          Except as may be required by this Agreement or as agreed from time to time between the Partners, neither Partner shall have any obligation to make further contributions to the capital of the Partnership.
     3.3. Interest
          No interest shall be paid on or with respect to the capital account or capital contributions of any of the Partners.
      3.4. Loans from Partners
          Loans by a Partner shall not be considered contributions to the capital of the Partnership except as herein provided.
     3.5. Priority
          Neither Partner shall be entitled to priority over the other Partner with respect to a return of its capital contributions or distributions, except as herein provided.
4.	DISTRIBUTIONS; LIABILITIES AND LOSSES; TAX MATTERS PARTNER
      4.1. Distributions

          The net profits of the Partnership shall be beneficially owned by the Partners in proportion to their Percentage Interests and for an accounting year shall be distributed to the Partners promptly in said proportions.
     4.2. Liabilities and Losses
          The Partners shall bear all liabilities, and all losses and expenses properly incurred by the Partnership, in proportion to their Percentage Interests.
     4.3. Tax Matters Partner
          Nantucket is hereby designated as the tax matters partner of the Partnership within the meaning of Section 6231(a)(7) of the Code.
5.	ASSIGNMENT OF PARTNER INTEREST
     5.1. Assignment
          Neither Partner shall, without the prior written consent of the other Partner (which consent may be given or withheld in the sole discretion of the other Partner), sell, assign, pledge, encumber, or otherwise transfer all or any part of its interest in the assets of the Partnership, except by operation of law. Any assignment permitted by or pursuant to this Agreement shall be by written instrument.
     5.2. Conversion
          Conversion of a Partner from its existing form to another form shall not constitute an assignment for the purposes of this Agreement.
6.	DISSOLUTION OF THE PARTNERSHIP
     6.1 Liquidation
          Upon the occurrence of any Event of Dissolution (as hereinafter defined), the Partners shall engage in no further business except as may be necessary to distribute the assets of the Partners and wind up the affairs of the Partnership. The Partners, acting jointly, shall appoint a liquidator (who may, but need not, be a Partner) who shall have sole authority and control over the winding up and liquidation of the Partners’ business and affairs and shall diligently pursue the winding up and liquidation of the Partnership. During the course of liquidation, there shall be no cash distributions to the Partners until the Distribution Date (as hereinafter defined).
     6.2 Events of Dissolution
          In addition to the causes of dissolution set forth in the Act, the Partners agreeing to dissolve the Partnership shall constitute an “Event of Dissolution” of the Partnership.

     6.3 Winding Up
          Liquidation shall continue until the Partnership’s affairs are in such condition that there can be a final accounting showing that all fixed or liquidated obligations and liabilities of the Partners are satisfied or can be adequately provided for under this Agreement. The assumption or guarantee in good faith by one or more financially responsible persons shall be deemed to be an adequate means of providing for such obligations and liabilities. In the course of such winding up, the assets of the Partnership shall be distributed in kind to the Partners unless the Partners agree that the assets shall be sold.
     6.4 Liquidating Distributions
          When the liquidator has determined that there can be a final accounting, the liquidator shall establish a date for the distribution of the proceeds of liquidation of the Partnership (the “Distribution Date”). The assets of the Partnership, to the extent they are sufficient, shall be distributed in the following order on the Distribution Date:
     (a) First to pay all expenses of liquidation and winding up;
     (b) Second, to pay all debts of the Partnership, other than debts owing to the Partners;
     (c) Third, to pay all debts owed to the Partners; and
     (d) Fourth, to distribute the balance (if any) to the Partners in proportion to their Percentage Interests.
     6.5 No Deficit Restoration
          Neither Partner shall be liable for the return of the capital contributions of the other Partner, or any portion thereof; nor shall any Partner be required to pay any deficit in its capital account upon dissolution of the Partnership.
7.	Accounting
     7.1 Fiscal Year
          The fiscal year of the Partnership for both financial and tax reporting purposes shall end on December 31 in each year.
     7.2 Books and Records
          Complete books and records accurately reflecting the accounts, business and transactions shall be maintained and kept by the Partnership.

8.	MISCELLANEOUS
     8.1. Execution in Counterparts
          This Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Valid execution shall be deemed to have occurred when a signature page is executed by the Partner in question.
     8.2. Notices
          All notices, approvals, consents and other communications required or permitted to be given under this Agreement shall be in writing and shall be hand delivered (including by messenger or recognized commercial delivery or courier service), sent by facsimile transmission or sent by registered or certified mail, postage prepaid, addressed to the Partner intended at the address set forth below or at such other address as such Partner may designate by notice given to the other Partners in the manner aforesaid and shall be deemed given and received on the date it is delivered, in the case of delivery by hand or facsimile, or, in the case of delivery by mail, actual delivery as shown by the addressee’s return receipt. Rejection or other refusal to accept or inability to deliver because of a change of address of which no notice was given shall be deemed to be receipt of the notice.
     If to Snapple:

Address:	900 King Street
Rye Brook, NY 10573
Facsimile number:	(914) 612-6302
Attention:	Secretary
     If to Nantucket:

Address:	900 King Street
Rye Brook, NY 10573
Facsimile number:	(914) 612-6302
Attention:	Secretary
     8.3. Delaware Law
          Notwithstanding anything to the contrary contained in this Agreement, the parties hereto agree that, pursuant to Sections 15-103,15-201,15-203 and 15-501 of the Act: (a) the Partnership shall not constitute a separate legal entity distinct from the Partners, but rather shall constitute an association or collection of persons with aggregate rights; (b) the Partners shall be co-owners of specific partnership property holding as tenants in partnership as provided in Section 1525 of the Delaware Uniform Partnership Law (6 Del. C. § 1501, et seq.) as in effect on January 1, 1999; and (c) Lisa M. Longo, as an “authorized person” of the Partnership within the meaning of the Act, has, or concurrently with the execution of this Agreement will, without any further act, vote or approval of any other Partner, file a Statement of Partnership Existence with the Secretary of State of the State of Delaware in order to implement or give effect to the provisions of this Section 8.3. Each Partner is hereby authorized and directed, without any further act, vote or approval of any other Partner, and each Partner hereby agrees, to duly amend such filing when necessary or desirable to effectuate further the provisions of this Section 8.3 in light of any future amendment to the Act and give notice to all of the other Partners of the same.
     8.4. Governing Law
          This Agreement and all matters in connection with the power, authority and rights of the Partners hereunder shall in all respects be governed by, interpreted and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws.
     8.4 Additional Instruments
          This Agreement shall be binding upon the parties hereto and upon their successors or assigns and the parties hereto agree for themselves and their successors and assigns to execute any and all instruments in writing which are or may become necessary or proper to carry out the purpose and intent of this Agreement.
     8.5 Severability
          In the event any provisions of this Agreement shall be held to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of each such invalid, illegal or unenforceable provisions, there shall be added automatically as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provisions as may be valid, legal and enforceable.
     8.6 Waiver
          No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the person or party against whom charged.
     8.7 Entire Agreement
          This instrument constitutes the entire agreement between the Partners with respect to the Partnership and supersedes all prior agreements, understandings, offers and negotiations oral or written between the parties.
[Signature Page Follows.]

     IN WITNESS whereof this Agreement has been executed by the undersigned on the date first written above.

SNAPPLE BEVERAGE CORP.
By:	/s/ James L. Baldwin
	Name:	James L. Baldwin
	Title:	Executive Vice President

NANTUCKET ALLSERVE, INC.
By:	/s/ John Stewart
	Name:	John Stewart
	Title:	Executive Vice President

SCHEDULE 1
Designated Representatives

Partner	Designated Representatives

Snapple Beverage Corp.	James L. Baldwin Lisa M. Longo

Nantucket Allserve, Inc.	John Stewart

SCHEDULE 2
Percentage Interests

Partner	Percentage Interest

Snapple Beverage Corp.	98.5%

Nantucket Allserve, Inc.	1.5%